Exhibit 10.1

[Discover Letterhead]

[Date]

[Name]

[Address]

Dear [Name]:

This letter agreement (this “Agreement”) confirms the understanding between you and Discover Financial Services (the “Company”) regarding certain payments and benefits that you may become entitled to receive in connection with the closing (the “Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 19, 2024, by and among the Company, Capital One Financial Corporation (“Capital One”) and Vega Merger Sub, Inc. (the “Merger Agreement”). If (a) the Merger Agreement terminates pursuant to its terms, (b) your employment with the Company terminates for any reason (other than due to death or disability) prior to the Closing, or (c) you fail to comply with any of your obligations to the Company, its subsidiaries, or its affiliates (including their respective successors), including any obligations in respect of restrictive covenants, this Agreement will terminate and be of no force or effect.

1. Certain Taxes

Notwithstanding anything to the contrary in Section 9(a) of the Discover Financial Services Change in Control Severance Policy Amended and Restated May 3, 2024 (the “Severance Policy”), in the event that it shall be determined that any payment, award, benefit, or distribution (or any acceleration of any payment, award, benefit, or distribution) by the Company, its subsidiaries, or its affiliates (including their respective successors) paid or provided, or to be paid or provided, to or for your benefit in connection with the transactions contemplated by the Merger Agreement (determined without regard to any additional payments required under this Section 1) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), then the Company shall pay you (or for your benefit) an additional payment (which, for this purpose, includes withholding and remittance of taxes by the Company, its subsidiaries, or its affiliates (including their respective successors) on your behalf) (a “Reimbursement Payment”) in an amount such that after payment by you of all taxes (including, without limitation, any income taxes and any interest and penalties (except to the extent resulting from your failure to timely file applicable tax returns and remit applicable taxes) imposed with respect to, and any excise tax imposed upon, the Reimbursement Payment), you retain an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments; provided that the Reimbursement Payment shall in no event exceed $[•]1 (the “Reimbursement Payment Limit”). For purposes of

[1]	The individual limit amounts in the aggregate not to exceed $25M.

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determining the amount of the Reimbursement Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction, if any, in federal income taxes which could be obtained from deduction of such state and local taxes. The Reimbursement Payment payable with respect to any Payment will be made to the applicable taxing authority for your benefit no later than the date that the corresponding withholding of the Excise Tax is remitted to the Internal Revenue Service or any other applicable taxing authority.

Notwithstanding the foregoing provisions of this Section 1, if the Parachute Value of all of your Payments does not exceed 105% of your Safe Harbor Amount (the “105% Threshold”), then no Reimbursement Payment shall be payable to you (or for your benefit), and the Payments shall be reduced so that the Parachute Value of all of the Payments, in the aggregate, equals the Safe Harbor Amount minus $5,000, but only if, by reason of that reduction, the net after-tax benefit received by you exceeds the net after-tax benefit you would receive if no reduction was made. The reduction of the Payments, if applicable, shall be made in the order set forth in Section 9(a) of the Severance Policy. For purposes of this Agreement, “Parachute Value” of a Payment means the present value, as of the date of the Closing, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and “Safe Harbor Amount” means three (3) times your “base amount,” within the meaning of Section 280G(b)(3) of the Code.

For the avoidance of doubt, notwithstanding anything to the contrary, references in this Agreement to the payment of the Reimbursement Payment shall be subject to and limited by the Reimbursement Payment Limit and the 105% Threshold.

2. Determinations

You and the Company agree that for purposes of determining whether any of the Payments will be subject to the Excise Tax, the amount of such Excise Tax and the amount of any Reimbursement Payment, including the application of the 105% Threshold and Reimbursement Payment Limit, Golden Parachute Tax Solutions LLC (the “Accounting Firm”) shall perform and prepare all calculations and make all determinations required to be made in respect thereof. For purposes of making such determinations, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code and will take into account the value of any reasonable compensation for services to be rendered by you before or after the Closing, including the valuation of any noncompetition provisions that currently apply to you or that may apply to you in the future, including any you may choose to enter into pursuant to Section 8 of the Severance Policy. As a condition to this Agreement, you agree that you shall cooperate (or have cooperated) with the Accounting Firm in the valuation of any such services, including the valuation of any noncompetition provisions, and to cooperate with any other reasonable requests by the Company to mitigate the impact of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make any determinations contemplated by this Agreement. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Agreement. The Accounting Firm shall provide detailed supporting calculations to you and the Company within fifteen (15) business days after the date on which your right to a Payment is triggered. Any good faith determination of the Accounting Firm shall be binding upon you, the Company, Capital One, and their respective subsidiaries and affiliates, and none of you, the Company, Capital One, or their respective subsidiaries or affiliates shall take a tax reporting position that is inconsistent with the Accounting Firm’s determinations.

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As a condition to this Agreement, you shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Reimbursement Payment. Such notification shall be given as soon as practicable, but no later than five (5) business days after you have actual knowledge of such claim. You shall not pay such claim, and the Company shall control the defense of any such claims or disputes and bear all costs related to the defense thereof. As a condition to the foregoing, you shall (i) provide to the Company any information requested by the Company relating to such claim or dispute, (ii) take such action in connection with contesting such claim or dispute as the Company shall reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim or dispute by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively defend such claim or dispute, and (iv) permit the Company to participate in any proceedings relating to such claim or dispute. The Company’s control and payment of the associated costs of the contest shall be limited to issues with respect to which a Reimbursement Payment would be payable hereunder.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determinations by the Accounting Firm, it is possible that all or a portion of the Reimbursement Payment will not have been made by the Company that should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder and the terms and limitations of this Agreement. In the event that, after the Company exhausts its remedies under the immediately preceding paragraph, the amount of the Reimbursement Payment paid is less than the amount ultimately determined necessary to reimburse you for your Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to, or for the benefit of, you, subject to the Reimbursement Payment Limit. Similarly, it is possible that a Reimbursement Payment or any portion thereof is made by the Company that should not have been made (an “Overpayment”). If, after receipt of a Reimbursement Payment, you receive an Overpayment or any refund with respect to the Excise Tax to which such Reimbursement Payment relates, or with respect to a claim or dispute, you shall promptly pay to the Company the amount of any such refund (together with interest paid or credited thereon after taxes applicable thereto).

3. Affirmation.

By signing this Agreement, you affirm that any Reimbursement Payment, any severance, non-competition payment (if applicable) and other benefits under the Severance Policy, and the vesting of your outstanding restricted stock units and performance stock units (together, the “Equity Awards”) would not be provided but for your non-competition obligations under the non-competition agreement contemplated by the Severance Policy (if applicable) and the award agreements for the Equity Awards (to the extent enforceable under applicable state law).

4. Other Terms

The provisions of this Agreement shall apply in lieu of Section 9 of the Severance Policy. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of Illinois, without reference to principles of conflict of law, and will be binding on any successor to the Company. This Agreement shall only apply in respect of the transactions contemplated by the Merger Agreement and you shall have no rights hereunder in the event of a “change

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in control, ownership or effective control” (within the meaning of Section 280G of the Code) other than the transactions contemplated by the Merger Agreement. This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise (including, after the Closing, Capital One and its affiliates).

5. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

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We thank you for your service and contributions to the success of the Company.

Sincerely,

[Name] [Title]

Acknowledged and agreed effective as of the date first written above:

[Name]

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